Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290011

PROSPECTUS SUPPLEMENT NO. 3

(TO PROSPECTUS DATED DECEMBER 11, 2025)

C3IS INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated December 11, 2025 (“Prospectus”), of C3is Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-272939), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on January 22, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 22, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number 001-41717

C3IS INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Kifissia 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this report on Form 6-K as Exhibit 99.1 is a copy of C3is Inc.’s (the “Company”) press release, dated January 22, 2026, announcing a one-for-twenty (1-for-20) reverse stock split of the Company’s common stock, par value $0.01 per share, which will take effect at 11:59 pm Eastern Time on January 25, 2026. The Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market as of the opening of trading on January 26, 2026.

EXHIBIT INDEX

99.1	Press Release dated January 22, 2026

*****

This report on Form 6-K, including exhibit 99.1 hereto, is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (Reg. No. 333-273306) filed with the Securities and Exchange Commission on July 18, 2023 and Registration Statement on Form F-3 (Reg. No. 333-285135) filed with the Securities and Exchange Commission on February 21, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 22, 2026

C3IS INC.

By:	/s/ Nina Pyndiah
Name:	Nina Pyndiah
Title:	Chief Financial Officer

Exhibit 99.1

C3IS INC. ANNOUNCES REVERSE STOCK SPLIT

To be effective January 26, 2026

Aiming to meet the minimum bid price requirement for maintaining listing on Nasdaq

ATHENS, GREECE – January 22, 2026 – C3IS INC. (the “Company”) (Nasdaq: CISS) today announced that its board of directors has determined to effect a one-for-twenty (1-for-20) reverse stock split of the Company’s common stock, par value $0.01 per share.

The reverse stock split will take effect at 11:59 pm Eastern Time on January 25, 2026, and the Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market (“Nasdaq”) as of the opening of trading on January 26, 2026. The CUSIP number of Y18284177 will be assigned to the Company’s common stock when the reverse stock split becomes effective.

When the reverse stock split becomes effective, every twenty (20) of the Company’s issued shares of common stock will be combined into one issued share of common stock, without any change to the par value per share. This will reduce the number of outstanding shares of common stock from approximately 20.5 million shares to approximately 1.02 million shares. The Company’s outstanding warrants and Series A Convertible Preferred Stock will be proportionately adjusted to increase the exercise price and reduce the number of shares issuable upon exercise. With respect to the Company’s Class B Warrants and Class C Warrants, the exercise price and number of shares issuable upon exercise will be adjusted further in an adjustment period ending on the fifth trading day after the effective time of the reverse split pursuant to the terms of such warrants.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fraction of a share of common stock of the Company will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s common stock on Nasdaq on January 23, 2026 (as adjusted for the reverse split).

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the consequence of the reverse stock split reflected in their accounts on or after January 26, 2026. Such beneficial holders may contact their bank, broker, or nominee for more information.

The reverse stock split ratio approved by the board of directors is within the range of ratios for a reverse stock split authorized by the stockholders of the Company.

The purpose of the reverse stock split is to increase the market price of the Company’s common stock. The Company believes that the reverse stock split will increase the market price for its common stock and allow it to satisfy the minimum bid price requirement for maintaining listing on Nasdaq.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements with respect to the C3is Inc.’s ability to maintain compliance with Nasdaq’s continued listing standards and remain listed on Nasdaq or other major stock exchange and other statements that are forward looking. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions. Although C3is Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, C3is Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include risks discussed in our filings with the U.S. Securities and Exchange Commission (the “SEC”). Risks and uncertainties are further described in reports filed by C3is Inc. with the SEC.

ABOUT C3IS INC.

C3is Inc. is a ship-owning company providing dry bulk and crude oil seaborne transportation services. The Company currently owns four vessels, comprising three Handysize dry bulk carriers with a total capacity of 97,664 deadweight tons (dwt) and an Aframax oil tanker with a cargo carrying capacity of approximately 115,800 dwt, resulting in a fleet total capacity of 213,464 dwt. On a pro forma basis following the delivery of two MR product tankers, the Company’s fleet will consist of six vessels: three Handysize dry bulk carriers, one Aframax tanker, and two MR product tankers, with a total carrying capacity of approximately 310,667 dwt. C3is Inc.’s shares of Common Stock are listed on the Nasdaq Capital Market and trade under the symbol “CISS.”

For further information, please contact:

Company Contact:

Nina Pyndiah

Chief Financial Officer

C3is INC.

00-30-210-6250-001

E-mail: info@c3is.pro